Exhibit 10.9

AMENDMENT AND TERMINATION OF INDEPENDENT
CONSULTING AND ADVISORY AGREEMENT

THIS AMENDMENT AND TERMINATION OF INDEPENDENT ADVISORY AND CONSULTING AGREEMENTis made this 24th day of July, 2012, effective July 1, 2012 (the “Effective Date”) by and between Random Source, Inc. (the “Company”) and Mediterranean Securities Group, LLC (“MSG”).

WHEREAS, the Company and MSG are parties to that certain Independent Consulting and Advisory Agreement dated December 12, 2011 (the “Consulting Agreement”).

WHEREAS, the Company has previously agreed to and executed an amendment to the Consulting Agreement permitting MSG to transfer the Consulting Shares (as hereinafter defined), however, such amendment was not executed by MSG and is therefore not in effect.

WHEREAS, pursuant to Section 3 of the Consulting Agreement, the Company was obligated to pay MSG a monthly fee of $5,000 on the first day of each month, commencing the month following the initial closing of the Financing (as that term is defined in the Consulting Agreement).

WHEREAS, pursuant to Section 3 of the Consulting Agreement, the Company issued MSG 4,200,000 shares of its common stock, which such shares were exchanged for a like number of shares of the common stock of Proguard Acquisition Corp. (the “Consulting Shares”) pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization dated April 27, 2012 of which MSG is a signatory thereto.

WHEREAS, the Consulting Shares are represented by stock certificate number 2712 (the “Certificate”).

WHEREAS, pursuant to the terms of Section 3 of the Consulting Agreement, in the event that on the one year anniversary of the Consulting Agreement there has been no closing of the Financing, the Company is entitled to repurchase all of the Consulting Shares for $20,000, of which $12,500 previously tendered to MSG by the Company would be credited.

WHEREAS, the Financing was being conducted by MSG pursuant to the terms and conditions of that certain Placement Agent Agreement dated December 12, 2011, as amended (the “Placement Agent Agreement”), the term of which expired on June 30, 2012.

WHEREAS, the Financingin the specified amount did not close by June 30, 2012.

WHEREAS, the Company has requested to repurchase the Consulting Shares prior to the one year anniversary of the Consulting Agreement and MSG has consented to such request.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and MSG do hereby agree as follows:

1.           Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.           Repurchase of Consulting Shares.

a.           The Company hereby repurchases the Consulting Shares for an aggregate consideration of $20,000, of which $12,500 has previously been tendered to MSG as partial compensation under the terms of the Placement Agent Agreement and the balance of $7,500 to be delivered at the closing (the “Closing”) of this Agreement.

b.           At Closing, MSG will tender to the Company the Certificate together with a medallion guaranteed stock power duly executed by an authorized agent of the Company.

c.           The Closing shall occur at the offices of Pearlman Schneider LLP, counsel to the Company, at a date and time to be mutually agreed upon by the parties hereto.

3.           Termination of Consulting Agreement.  The Consulting Agreement is hereby terminated and the parties thereto shall have no further obligations to each other under the terms of such agreement except for the provisions of Sections 6 and 7 which shall survive such termination.  MSG acknowledges and agrees that it is owed no compensation by the Company pursuant to the terms of the Consulting Agreement.

4.           Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought.

5.           Entire Agreement; Severability. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

6.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without an application of the principles of conflicts of laws.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Broward County in the State of Florida.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida has been brought in an inconvenient form.

7.           Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RANDOM SOURCE, INC.

By:	/s/ David Kriegstein
David Kriegstein, Chief Executive Officer

MEDITERRANEAN SECURITIES GROUP, LLC

By:	/s/ Andrew Garbarini
Andrew Garbarini, President